Exhibit (k)(2)

FORM OF ESCROW AGREEMENT

This Escrow Agreement (this “Agreement”) is entered into as of this      day of         , by and among Poliwogg Regenerative Medicine Fund, Inc., a Maryland corporation, (the “Company”), U.S. Bank National Association (the “Escrow Agent”), a national banking association organized and existing under and by virtue of the laws of the United States of America, and W.R. Hambrecht + Co., LLC, a Delaware limited liability company (the “Underwriter”).

RECITALS

A. The Company proposes to offer and sell shares of its common stock, par value $0.001 per share (the “Shares”), to investors in an initial public offering of such Shares, under applicable state and federal laws and regulations (the “Offering”).

B The Underwriter will sell Shares in the Offering, on behalf of the Company, on a “best efforts” basis, subject to a minimum requirement of U.S. $60,000,000 in gross offering proceeds.

C. The Company and Underwriter wish to assure those who subscribe for Shares (each, a “Subscriber”) that the Subscribers’ monies will be released to the Company only if and when not less than U.S. $60,000,000 (the “Threshold Amount”) in subscriptions for at least 3,000,000 Shares are accepted by the Company from the sale of Shares by the Underwriter, and upon the direction of the Company.

D. The Company and the Underwriter desire to provide for the safekeeping of the proceeds of the Offering until such time as subscriptions for Shares totaling the Threshold Amount have been received and upon the direction of the Company, or until such time as Escrow Agent is required to pay and return such proceeds to the Subscribers upon the terms hereinafter provided.

AGREEMENT

1.	Deposit and Disbursement.

a. Escrow Agent hereby agrees to receive and disburse the proceeds from the offering of the Shares in accordance with the terms of this Agreement. Prior to meeting the Threshold Amount (defined below), the Underwriter will instruct Subscribers to wire funds to:

RBK	U.S. Bank N.A.
ABA	091000022
BNF	USBANK CT WIRE CLRG

Beneficiary Account Number:	A/C 180121167365
Beneficiary Account Address:	60 Livingston Avenue
St. Paul, MN 55107-2292

OBI	PRMF Escrow
Attn:	Jenny Petruno

PLEASE NOTE: Wires with incomplete information will be rejected and fees up to $50 will be assessed

b. This Agreement will be effective on the date on which the Offering is declared effective by the Securities and Exchange Commission. The escrow period will begin upon the effectiveness of this Agreement and will continue until the earlier of (i) the date upon which the Escrow Agent receives confirmation from the Company or the Underwriter that the Company has met the Threshold Amount, (ii) the Closing Date, as set forth in the Company’s current registration statement on Form N-2 (File No. 333-194516), as amended or supplemented from time to time, or (iii) the termination of the Offering by the Company prior to meeting the Threshold Amount (the “Escrow Period”).

c. The Underwriter, on behalf of the Subscribers, shall from time to time cause to be wired or deposited with Escrow Agent all proceeds received from sales of Shares to be placed in an escrow account held by the Escrow Agent designated as the Poliwogg Regenerative Medicine Fund, Inc. Escrow Account (the “Escrow Account”) until the Threshold Amount has been deposited in said account. All proceeds are to be deposited in the Escrow Account within two (2) business days after receipt by Escrow Agent.

d. As deposits are made in the Escrow Account (such deposits, the “Escrow Funds”), the Underwriter shall cause to be delivered to Escrow Agent with each such deposit a list showing the name, address, and tax identification number of each Subscriber. Escrow Agent shall keep a current list of the persons who have subscribed for the Shares and deposited money, showing name, date, address and amount of each subscription. All Escrow Funds shall remain the property of the Subscribers, subject to the provisions of Paragraph 5 hereof.

e. In the event that the Threshold Amount is not deposited with Escrow Agent on or before the Closing Date, Escrow Agent shall promptly return the Escrow Funds then held in the Escrow Account to the Subscribers, in the amount and to the addresses as shown on its records. The parties hereby agree that, for purposes of this section (e), the term “promptly return” means that the Escrow Agent will return the Escrow Funds to Subscribers, upon terms and subject to the conditions set forth herein, by the second business day following Escrow Agent’s receipt of the Company’s written notice that the Threshold Amount has not been deposited prior to the Closing Date and instructing Escrow Agent to return Escrow Funds as required by this Section.

f. Upon receipt of (i) the Threshold Amount and (ii) Written Instructions from an Authorized Person, per Exhibit B, that Escrow Funds may be released from escrow, Escrow Agent shall release the Escrow Funds then held in the Escrow Account, less any unpaid fees and expenses, to the Company. Additionally, the Company hereby directs Escrow Agent to provide the Company’s transfer agent with all electronic files and information in Escrow Agent’s possession as reasonably requested by the transfer agent to perform its duties as record keeper under its agreement with the Company.

Written Instructions shall mean (i) written communications actually received by the Escrow Agent and signed by any Authorized Person or (ii) communications by facsimile or internet email of an electronic copy of a manually executed document as a PDF attachment from one or more persons believed by the Escrow Agent to be authorized persons.

2.	Responsibilities and Obligations of Escrow Agent.

a. Escrow Agent assumes no responsibilities, obligations, or liabilities except those expressly provided for in this Agreement as follows:

(1) The Escrow Agent undertakes to perform only such duties as are expressly set forth herein and no duties shall be implied. The Escrow Agent has no fiduciary or discretionary duties of any kind. Escrow Agent shall have no responsibility, obligation or liability to any Company with respect to any action taken, suffered or omitted to be taken by it in good faith under this Agreement and shall in no event be liable hereunder except to the extent that a court of competent jurisdiction determines that the Escrow Agent’s gross negligence or willful misconduct was the sole cause of any loss to the Company. Without any limitation of the foregoing, Escrow Agent shall have no responsibility to determine the Company’s or Underwriter’s compliance with any of its obligations to the Subscribers or the Threshold Amount. In no event shall Escrow Agent be liable for incidental, indirect, special, consequential or punitive damages or penalties (including, but not limited to lost profits), even if the Escrow Agent has been advised of the likelihood of such damages or penalty and regardless of the form of action. Escrow Agent shall not be responsible for delays or failures in performance resulting from acts beyond its control, including without limitation acts of God, strikes, lockouts, riots, acts of war or terror, epidemics, governmental regulations, fire, communication line failures, computer viruses, power failures, earthquakes or other disasters. Escrow Agent shall not be obligated to take any legal action or commence any proceeding in connection with the Escrow Funds, any account in which Escrow Funds are deposited, this Agreement or any other agreement, or to appear in, prosecute or defend any such legal action or proceeding. Escrow Agent may consult legal counsel selected by it in the event of any dispute or question as to the construction of any of the provisions hereof or of any other agreement or of its duties hereunder, or relating to any dispute involving any party hereto, and shall incur no liability and shall be fully indemnified from any liability whatsoever in acting in accordance with the advice of such counsel.

(2) Notwithstanding anything herein to the contrary, no reference in this Agreement to any other agreement shall be construed or deemed to enlarge the responsibilities, obligations, or liabilities of Escrow Agent set forth in this Agreement, and Escrow Agent is not charged with knowledge of any other agreement.

b. Escrow Agent shall be protected in relying upon the truth of any statement contained in any requisition, notice, request, certificate, approval, consent or other proper paper, and in acting on any such document, which on its face and without inquiry as to any other facts, appears to be genuine and to be signed by the proper party or parties, and is entitled to believe all signatures are genuine and that any person signing any such paper who claims to be duly authorized is in fact so authorized.

c. Escrow Agent shall be entitled to act on any instruction given in accordance with the terms herein, in writing and which Escrow Agent shall believe to be genuine and to have been signed by an authorized signatory of the Company and shall be fully protected in doing so.

d. The Escrow Agent is authorized, in its sole discretion, to comply with final orders issued or process entered by any court with respect to the Escrow Funds, without determination by the Escrow Agent of such court’s jurisdiction in the matter. If any portion of the Escrow Funds is at any time attached, garnished or levied upon under any court order, or in case the payment, assignment, transfer, conveyance or delivery of any such property shall be stayed or enjoined by any court order, or in case any order, judgment or decree shall be made or entered by any court affecting such property or any part thereof, then and in any such event, the Escrow Agent is authorized, in its sole discretion, to rely upon and comply with any such order, writ, judgment or decree which it is advised by legal counsel selected by it is binding upon it without the need for appeal or other action; and if the Escrow Agent complies with any such order, writ, judgment or decree, it shall not be liable to any of the parties hereto or to any other person or entity by reason of such compliance even though such order, writ, judgment or decree may be subsequently reversed, modified, annulled, set aside or vacated.

e. Escrow Agent shall have no responsibility for, and makes no representation as to the value, validity or genuineness of any article, asset or document deposited with Escrow Agent in the Escrow Account under this Agreement, provided that it will give notice to the Company and Underwriter of any check for money not credited and the reason stated therefore and of any discrepancy with respect to the value, validity or genuineness of any article, asset or document so deposited if and when it has actual knowledge thereof.

f. Escrow Agent shall have no responsibility to make payments out of the Escrow Account for any amount in excess of the amount of collected funds deposited in the Escrow Account at the time any payment is to be made.

g. Escrow Agent may execute any of its powers or responsibilities hereunder and exercise any of its rights hereunder either directly or by or through its agents or attorneys. Nothing in this Agreement shall be deemed to impose upon Escrow Agent any duty to qualify to do business or to act as a fiduciary or otherwise in any jurisdiction. Escrow Agent shall not be responsible for and shall not be under a duty to examine or pass upon the validity, binding effect, execution or sufficiency of the Agreement or of any agreement amendatory of supplemental hereto or of any other agreement.

3.	Investment of Escrow Funds.

The Escrow Agent is hereby directed to deposit and hold uninvested all Escrow Funds in a non-interest bearing bank account. Deposit accounts are insured by the Federal Deposit Insurance Corporation as determined under FDIC Regulations, up to applicable FDIC limits. A statement of citizenship will be provided if requested by Escrow Agent.

4.	Compensation of Escrow Agent.

Escrow Agent shall be paid for services hereunder and shall be reimbursed for its out of pocket expenses for fees of counsel in setting up the escrow, all in accordance with the fee schedule attached hereto as Exhibit A. Payment of all fees shall be the responsibility of the Company and may, to the extent of unpaid fees and expenses, be deducted from any property placed within the escrow with Escrow Agent. In the event that Escrow Agent is made a party to litigation with respect to the property held hereunder, or brings an action in interpleader or in the event that the conditions of this escrow are not promptly fulfilled, or Escrow Agent is required to render any service not provided for in this Agreement and fee schedule, or there is any assignment of the interest of this escrow or any modification hereof, Escrow Agent shall be entitled to reasonable compensation for such extraordinary services and reimbursement for all fees, costs, liability and expenses, including reasonable attorneys’ fees. Escrow Agent may amend its fee schedule from time to time on thirty (30) days prior written notice to the Fund.

5.	Indemnification of Escrow Agent.

The Company hereby indemnifies and holds harmless Escrow Agent and each director, officer, employee, attorney, agent and affiliate of Escrow Agent (each, an “Indemnified Party”) against any and all claims (including any claim by the Company, the Underwriter, a Subscriber or any other person or entity), losses, and damages it may suffer in connection with or related to of this Agreement, including, without limitation, Escrow Agent’s unpaid fees and reimbursable expenses; provided, however, that no Indemnified Party shall have the right to be indemnified hereunder for any liability finally determined by a court of competent jurisdiction, subject to no further appeal, to have resulted solely from the gross negligence or willful misconduct of such Indemnified Party. The Company shall also indemnify each Indemnified Party for all costs, including without limitation reasonable attorney’s fees, incurred by such Indemnified Party in connection with the enforcement of the Company’s indemnification and hold harmless obligations hereunder. Escrow Agent shall have a lien or right of setoff on all funds, monies or other assets held hereunder to pay all of its fees and reimbursable expenses and indemnified claims, losses and damages permitted under this Agreement. The obligations of the Company under this Section 5 shall survive termination for any reason of this Agreement or resignation or removal of Escrow Agent.

6.	Termination and Resignation.

a. This Agreement shall terminate when (i) Escrow Agent or its successor or assign receives written notification of termination from the Company including final disposition instructions signed by the Company, and (ii) there occurs the actual final disposition of the monies held in escrow hereunder as provided in this Agreement. The rights and obligations of Escrow Agent under Sections 4, 5 and 2(a)1 of this Agreement shall survive the termination of this Agreement.

b. Escrow Agent may resign at any time and be discharged from its duties as escrow agent hereunder by giving the Company no fewer than twenty (20) days prior written notice thereof. As soon as practicable after its resignation, Escrow Agent shall turn over to a successor escrow agent appointed by the Company all monies held hereunder, after deduction and payment to the retiring Escrow Agent of all reasonable fees and expenses (including court costs and attorneys’ fees) payable to, incurred by, or expected to be incurred by the retiring Escrow Agent in connection with the performance of its duties and the exercise of its rights hereunder, upon presentation of the document from the Company appointing a successor escrow agent and its acceptance of appointment. If no successor is appointed, Escrow Agent may designate its successor by written notice to the Company so long as any such successor is a bank or trust. Upon the designation of a successor escrow agent and the delivery to a resigning escrow agent of the document appointing such successor escrow agent and its acceptance of appointment, the resigning escrow agent shall be released from any and all liabilities arising thereafter except as provided in Section 2(a)(1) of this Agreement. If no successor escrow agent is appointed by the Company within the twenty (20) day period following such notice of resignation, Escrow Agent reserves the right to forward the matter and all monies and other property held by Escrow Agent pursuant to this Agreement to a court of competent jurisdiction at the expense of the Company.

c. The Company may discharge Escrow Agent and appoint a successor escrow agent hereunder at any time by giving Escrow Agent no fewer than twenty (20) days prior written notice thereof. As soon as practicable after its discharge, Escrow Agent shall turn over to the successor escrow agent appointed by the Company all monies held hereunder upon presentation of the document from the Company appointing such successor escrow agent and its acceptance of appointment. Upon the designation of a successor escrow agent, the delivery of the document appointing a successor escrow agent, and the delivery of all monies held hereunder to such successor escrow agent pursuant to the immediately preceding sentence, the discharged escrow agent shall be released from any and all liabilities arising thereafter except as provided in Sections 2(a)(1) and 5 of this Agreement.

7.	Notices.

All notices provided for herein shall be in writing, shall be delivered by hand or by registered or certified mail shall be deemed given when actually received, and shall be addressed to the parties hereto at their respective addresses, which may be changed by any party from time to time by written notice to all other parties hereto as follows:

a. If to the Fund:

Poliwogg Regenerative Medicine Fund, Inc.

420 Lexington Avenue, Suite 920

New York, NY 10170

Attn: David W. Jaffin

(212) 370-0535

(646) 219-6021 (fax)

with a copy to:

Paul Hastings LLP

75 East 55th Street

New York, NY 10022

Attn: Michael R. Rosella, Esq.

b. If to the Escrow Agent:

U.S. Bank Corporate Trust Svcs

60 Livingston Avenue

EP-MN-WS3T

St. Paul, MN 55107-2292

Attn: Susan Selser

(651) 466-6090

(866) 691-4161 (fax)

with a copy to:

U.S. Bank Corporate Trust Services

950 17th Street

Denver, CO 80202

Attn: Kathleen Connelly

(303) 585-4591

c. If to the Underwriter:

W.R. Hambrecht + Co., LLC

1 East 52nd Street, 3rd Floor

New York, NY 10022

Attn: William Norvell

with a copy to:

Morrison & Foerster LLP

1290 Avenue of the Americas

New York, NY 10019

Attn: Anna T. Pinedo, Esq.

8.	Disclosure.

The Company and the Underwriter represent and agree that they have not made nor will they in the future make any representation that states or implies that the Escrow Agent has endorsed, recommended or guaranteed the purchase, value, or repayment of the Shares offered for sale by the Company. The Company further agrees that it will insert in any prospectus, offering circular, advertisement, subscription agreement or other document (each, a “Document”) made available to prospective purchasers of the Shares, but only to the extent that Escrow Agent’s name appears in such Document, the following statement in bold face type: “U.S. Bank National Association is acting only as an escrow agent in connection with the offering of Securities described herein, and has not endorsed, recommended or guaranteed the purchase, value or repayment of such Securities”, and will furnish to the Escrow Agent a copy of each such Document at least 5 business days prior to its distribution to prospective purchasers of the Shares.

9.	Parties Bound.

This Agreement shall extend to and be binding upon the respective successors, representatives, and assigns of the parties hereto. If the Escrow Agent consolidates, merges or converts into, or transfers all or substantially all of its corporate trust business (including the escrow contemplated by this Agreement) to another corporation, the successor or transferee corporation without any further act shall be the successor Escrow Agent.

10.	Entire Agreement.

This Agreement constitutes the entire agreement of the parties hereto with respect to the subject matter hereof and cannot be modified, amended, supplemented, or changed, nor can any provisions hereof be waived, except by written instrument executed by the parties hereto. Nothing in this Agreement, express or implied, is intended to or shall confer upon any other person any right, benefit or remedy of any nature whatsoever under or by reason of this Agreement.

11.	Assignment.

No party may assign its rights or obligations under this Agreement without the written consent of the other parties hereto.

12.	Applicable Law.

The Agreement shall be governed by and construed and enforced in accordance with the laws of the State of New York.

13.	Severability.

If at any time subsequent to the date hereof, any provision of this Agreement shall be held by a court of competent jurisdiction to be illegal, void, or unenforceable, such provision shall be of no force or effect, and shall be limited or expanded in scope so as to carry out the intent of the parties as expressed herein to the greatest extent possible. The illegality or unenforceability of any such provision shall have no effect upon and shall not impair the enforceability of any other provision of this Agreement.

14.	Counterparts.

This Agreement may be executed in any number of counterparts, each of which shall be deemed to be one and the same instrument. The exchange of copies of this Agreement and of signature pages by facsimile transmission shall constitute effective execution and delivery of this Agreement as to the parties and may be used in lieu of the original Agreement for all purposes. Signatures of the parties transmitted by facsimile shall be deemed to be their original signatures for all purposes.

15.	Suspension of Performance; Disbursement into Court.

If, at any time, (i) there shall exist any dispute with respect to the holding or disposition of all or any portion of the Escrow Funds or any other obligations of Escrow Agent hereunder, (ii) Escrow Agent is unable to determine, to Escrow Agent’s sole satisfaction, the proper disposition of all or any portion of the Escrow Funds or Escrow Agent’s proper actions with respect to its obligations hereunder, or (iii) the Company has not, within 20 calendar days of the furnishing by Escrow Agent of a notice of resignation pursuant to Section 6 hereof, appointed a successor Escrow Agent to act hereunder, then Escrow Agent may, in its sole discretion, take either or both of the following actions:

a. suspend the performance of any of its obligations (including without limitation any disbursement obligations) under this Agreement until such dispute or uncertainty shall be resolved to the sole satisfaction of Escrow Agent or until a successor Escrow Agent shall have been appointed.

b. petition (by means of an interpleader action or any other appropriate method) any court of competent jurisdiction, in any venue convenient to Escrow Agent, for instructions with respect to such dispute or uncertainty, and to the extent required or permitted by law, pay into such court, for holding and disposition in accordance with the instructions of such court, all Escrow Funds, after deduction and payment to Escrow Agent of all fees and expenses (including court costs and attorneys’ fees) payable to, incurred by, or expected to be incurred by Escrow Agent in connection with the performance of its duties and the exercise of its rights hereunder.

Escrow Agent shall have no liability with respect to any such suspension of performance or disbursement into court, specifically including any liability or claimed liability that may arise, or be alleged to have arisen, out of or as a result of any delay in the disbursement of the Escrow Funds or any delay in or with respect to any other action required or requested of Escrow Agent.

16.	Optional Security Procedures.

In the event funds transfer instructions, address changes or change in contact information are given (other than in writing at the time of execution of this Agreement), whether in writing, by facsimile or otherwise, the Escrow Agent is authorized but shall be under no duty to seek confirmation of such instructions by telephone call-back to the person or persons designated on Exhibit B hereto, and the Escrow Agent may rely upon the confirmation of anyone purporting to be the person or persons so designated. The persons and telephone numbers for call-backs may be changed only in writing actually received and acknowledged by Escrow Agent and shall be effective only after Escrow Agent has a reasonable opportunity to act on such changes. If the Escrow Agent is unable to contact any of the designated representatives identified in Exhibit B, the Escrow Agent is hereby authorized but shall be under no duty to seek confirmation of such instructions by telephone call-back to any one or more of the Company’s executive officers (“Executive Officers”), as the case may be, which shall include the titles of Chief Executive Officer, President and Vice President, as the Escrow Agent may select. Such Executive Officer shall deliver to the Escrow Agent a fully executed incumbency certificate, and the Escrow Agent may rely upon the confirmation of anyone purporting to be any such officer. The Company agrees that the Escrow Agent may at its option record any telephone calls made pursuant to this

Section. The Escrow Agent in any funds transfer may rely solely upon any account numbers or similar identifying numbers provided by the Company to identify (a) the beneficiary, (b) the beneficiary’s bank, or (c) an intermediary bank. The Escrow Agent may apply any of the Escrow Funds for any payment order it executes using any such identifying number, even when its use may result in a person other than the beneficiary being paid, or the transfer of funds to a bank other than the beneficiary’s bank or an intermediary bank designated. The Company acknowledges that these optional security procedures are commercially reasonable.

17.	WAIVER OF TRIAL BY JURY.

EACH PARTY TO THIS AGREEMENT HEREBY WAIVES ANY RIGHT THAT IT MAY HAVE TO A TRIAL BY JURY ON ANY CLAIM, COUNTERCLAIM, SETOFF, DEMAND, ACTION OR CAUSE OF ACTION ARISING OUT OF OR IN ANY WAY RELATED TO THIS AGREEMENT.

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IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first above written.

POLIWOGG REGENERATIVE MEDICINE FUND, INC., as Company

By

Title

U.S. BANK NATIONAL ASSOCIATION, as Escrow Agent

Name:

Title:

W.R. HAMBRECHT + CO., LLC, as Underwriter

Name:

Title:

Exhibit A

Schedule of Fees for Services as

Escrow Agent

For

Poliwogg Regenerative Medicine Fund, Inc.

Billed Annually

01010

Acceptance Fee

The acceptance fee includes the administrative review of documents, initial set-up of the account, and other reasonably required services up to and including the closing. This is a one-time fee, payable at closing.

U.S. Bank Corporate Trust Services reserves the right to refer any or all escrow documents for legal review before execution. Legal fees (billed on an hourly basis) and expenses for this service will be billed to, and paid by, the customer. If appropriate and upon request by the customer, U.S. Bank Corporate Trust Services will provide advance estimates of these legal fees.

		$1,000.00

04480	Escrow Agent One Time administration fee for performance of the routine duties of the escrow agent associated with the management of the account. Administration fees are payable in advance.	$3,500.00

	Direct Out of Pocket Expenses

	Reimbursement of expenses associated with the performance of our duties, including but not limited to publications, legal counsel after the initial close, travel expenses and filing fees.	At Cost

	Extraordinary Services

Extraordinary services are duties or responsibilities of an unusual nature, including termination, but not provided for in the governing documents or otherwise set forth in this schedule. A reasonable charge will be assessed based on the nature of the service and the responsibility involved. At our option, these charges will be billed at a flat fee or at our hourly rate then in effect.

Account approval is subject to review and qualification. Fees are subject to change at our discretion and upon written notice. Fees paid in advance will not be prorated. The fees set forth above and any subsequent modifications thereof are part of your agreement. Finalization of the transaction constitutes agreement to the above fee schedule, including agreement to any subsequent changes upon proper written notice. In the event your transaction is not finalized, any related out-of-pocket expenses will be billed to you directly. Absent your written instructions to sweep or otherwise invest, all sums in your account will remain uninvested and no accrued interest or other compensation will be credited to the account. Payment of fees constitutes acceptance of the terms and conditions set forth.

IMPORTANT INFORMATION ABOUT PROCEDURES FOR OPENING A NEW ACCOUNT:

To help the government fight the funding of terrorism and money laundering activities, Federal law requires all financial institutions to obtain, verify and record information that identifies each person who opens an account.

For a non-individual person such as a business entity, a charity, a Trust or other legal entity we will ask for documentation to verify its formation and existence as a legal entity. We may also ask to see financial statements, licenses, identification and authorization documents from individuals claiming authority to represent the entity or other relevant documentation.

Dated:

EXHIBIT B

Telephone Number(s) and authorized signature(s) for

Person(s) Designated to give Funds Transfer Instructions

Each of the following person(s) is a Company Representative authorized to execute documents and direct Escrow Agent as to all matters, including fund transfers, address changes and contact information changes, on the Company’s behalf (only one signature required):

Name	Specimen signature	Telephone No.

Name	Specimen signature	Telephone No

Name	Specimen signature	Telephone No

(Note: if only one person is identified above, please add the following language:)

The following person not listed above is authorized for call-back confirmations:

[ ]
Name	Telephone Number

Standing Settlement Instructions

Poliwogg Regenerative Medicine Fund, Inc. WIRE INSTRUCTIONS:

Bank Name:

Bank ABA No.:

Account No.:

Account Name:

Reference: